AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of July 20, 2010, is made by and between NG Washington II, LLC, a Washington limited liability company (“Buyer”), and Grant Thornton Limited, in its capacity as court-appointed receiver and not in its personal capacity (the “Receiver”) for Big Nevada, Inc., a Washington corporation, Gameco, Inc., a Washington corporation, Gaming Consultants, Inc., a Washington corporation, Gaming Management, Inc., a Washington corporation, Golden Nugget Tukwila, Inc., a Washington corporation, Hollydrift Gaming, Inc., a Washington corporation, Little Nevada, Inc., a Washington corporation, Mill Creek Gaming, Inc., a Washington corporation, Royal Casino Holdings, Inc., a Washington corporation, and Silver Dollar Mill Creek, Inc., a Washington corporation.  Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

A.           Buyer and the Receiver are parties to that certain Asset Purchase Agreement dated as of April  14, 2010 (the “Purchase Agreement”), pursuant to which the Receiver agreed to sell to Buyer, and Buyer agreed to purchase and acquire from the Receiver the Purchased Assets and to take an assignment of and assume from the Receiver the Assumed Liabilities.

B.           Buyer and the Receiver wish to amend the Purchase Agreement as provided herein, in accordance with Section 13.9 of the Purchase Agreement and Paragraph 32 of the U.S. Approval Order, and subject to the rights and obligations of the Receiver granted to it pursuant to the Approval Orders, other applicable orders of the Canadian Court and the Bankruptcy Court, and under applicable federal, state and local laws, rules and regulations.

AGREEMENT

In consideration of the foregoing and the mutual covenants herein contained, Buyer and the Receiver agree to amend the Purchase Agreement as follows:

1.           Amendment Concerning SD Tukwila Casino.  The Purchase Agreement shall be amended as set forth in this Section 1 to reflect that the SD Tukwila Casino will not be purchased by Buyer.  Accordingly:

1.1           Schedule H referenced in Recital H of the Purchase Agreement shall be deleted in its entirety and replaced with Schedule H attached hereto.

1.2           Schedule 2.1 of the Purchase Agreement shall be deleted in its entirety and replaced with Schedule 2.1 attached hereto.

1.3           Schedule 2.2 of the Purchase Agreement shall be deleted in its entirety and replaced with Schedule 2.2 attached hereto.

1.4           Schedule 2.3(a) of the Purchase Agreement shall be deleted in its entirety and replaced with Schedule 2.3(a) attached hereto.

1.5           Schedule 2.6(b) of the Purchase Agreement shall be deleted in its entirety and replaced with Schedule 2.6(b) attached hereto.

1.6           The first sentence in Section 2.6(b)(iv)(B) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

The Casino, if any, not acquired by Buyer pursuant to clause 2.6(b)(A)(y), and the Club Hollywood Casino, shall each be sold to Buyer, on and subject to the terms and conditions hereof, but only concurrently with, or after, Buyer’s acquisition of the Casinos and other Purchased Assets referred to in clause 2.6(b)(A), in any order and pursuant to one or more Extension Closings.

1.7           Schedule 3.5(a) to the Purchase Agreement shall be deleted in its entirety and replaced with Schedule 3.5(a) attached hereto.

1.8           The following sentence shall be inserted immediately prior to the last sentence of Section 9.7(a) of the Purchase Agreement:

Furthermore, commencing as of the Closing or the Extension Closing, as applicable, and continuing for a period of at least six (6) months thereafter, Buyer shall hire and retain at least ten (10) employees from Little Nevada’s operation at the Silver Dollar Tukwila Casino in Tukwila, Washington (the “SD Tukwila Casino”) on terms and conditions substantially equivalent to the terms and conditions on which such persons are then employed by the SD Tukwila Casino; provided, however, that the Buyer shall do so solely at the request and for the convenience of Receiver and shall not incur any liability or obligation whatsoever in connection therewith (other than the hiring and retention obligations set forth in this sentence) or in connection with any action the Receiver takes with respect to the SD Tukwila Casino, including any liability or obligation for claims by any Person which may be related to or derive from such action.

2.           References.  All references to “this Agreement” in the Purchase Agreement, or otherwise to the Purchase Agreement in any of the Schedules or Exhibits thereto, shall mean the Purchase Agreement as amended by this Amendment. References in the Purchase Agreement to provisions “herein” or attachments “hereto” shall include the provisions of this Amendment.

3.           Entire Agreement.  This Amendment, together with the Purchase Agreement, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

4.           No Other Amendments.  Except as specifically amended hereby, the terms of the Purchase Agreement remain and continue in full force and effect and are hereby confirmed in all respects.

5.           Counterparts; Facsimile; Email.  This Amendment may be signed in counterparts, each of which will be deemed to be an original copy and all of which will form a single agreement.  Signatures required for this Amendment may be made by facsimile and/or email and shall have the same force and effect of written signatures.

[Signatures are on the following page]

2

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to the Purchase Agreement as of the date first written above.

BUYER:

NG WASHINGTON II, LLC

By:  /s/ Robert B. Sturges

Name: Robert B. Sturges

Title: Manager

RECEIVER:

GRANT THORNTON LIMITED in its capacity as interim receiver
and receiver and manager of the Companies, and not in its personal capacity

By:  /s/ Mark Wentzell

Name: Mark Wentzell, CA, CIRP

Title: Senior Vice President

FORTRESS:

FORTRESS CREDIT CORP.,
individually and in its capacity as Agent
for FCO and FCF

By: /s/ Marc K. Furstein

Name: Marc K. Furstein

Title: Chief Operating Officer

Schedule H
Businesses

Big Nevada operates the Silver Dollar Casino in Sea-Tac, Washington (the “Sea-Tac Casino”).

Golden Nugget operates the Golden Nugget Casino in Tukwila, Washington (the “GN Tukwila Casino”).

Hollydrift operates the Club Hollywood Casino (the “Club Hollywood Casino”) in Shoreline, Washington.

Little Nevada operates the Silver Dollar Casino in Renton, Washington (the “Renton Casino”).

RCH operates the Royal Casino Everett, Washington (the “Royal Casino”).

Silver Dollar operates the Silver Dollar Casino in Millcreek, Washington (the “Millcreek Casino”).  Assets owned by Mill Creek are utilized at the Millcreek Casino.

Each of the above-described casinos is a house-banked card room casino with restaurant and bar operations.  The Sea-Tac Casino, GN Tukwila Casino, Club Hollywood Casino, Renton Casino, Royal Casino and Millcreek Casino are referred to collectively as the “Casinos” and individually as a “Casino”.

Each of Gameco, Gaming Management and Gaming Consultants distributes gaming-related products and supplies gaming-related services to the Companies and other subsidiaries of Evergreen.

Schedule 2.1

Purchased Assets

(See Attached)

Schedule 2.2

Additional Excluded Assets

1.	Progressive jackpot funds held by any of the Companies pursuant to Sections 230-15-680 through 230-15-720 of the Washington Administrative Code.

2.	Any other bonus jackpots in connection with any game at any Casino.

3.	Current Assets that the Receiver and Buyer mutually agree to exclude from the calculation of the Working Capital for any Casino.

4.	All the properties, assets and rights used in the operation of the SD Tukwila Casino.

Schedule 2.3(a)

List of Assumed Real Property Leases

Casino/Company	Assumed Real Property Lease(s)	Known Cure Cost
Sea-Tac Casino	192nd Pacific Properties Lease, effective June 1, 2002, between 192nd Pacific Properties L.L.C. and Roy R. Toland and Audrey V. Toland and Big Nevada, Inc. d/b/a “The Silver Dollar Casino”.	$0.00
GN Tukwila Casino	Golden Nugget Casino Lease, dated November 29, 2004, between Bruce Fehling and Yong Hui Fehling and Golden Nugget Tukwila, Inc. (formerly Vormsberg Company).	$0.00
Millcreek Casino
Lease Agreement, dated December 3, 2001, between Colin W. & Merlyna M. Radford and Tri-Western Syndicated Investment Co. dba Tri West North Creek Partnership and Timothy B. and Michael E. Iszley dba Golden Nugget Casino, as modified by Addendum A to Lease, dated December 3, 2001, First Amendment to Lease, dated April 15, 2002, Second Amendment to Lease, undated, Third Amendment to Lease, undated, Fourth Amendment to Lease, dated August 15, 2003, and Fifth Lease Amendment, dated June 3, 2004, between Tri West North Creek Partnership and Timothy B. Iszley and Michael Iszley d/b/a Golden Nugget Casino.  (Wallace Properties - Mill Creek, LLC, is successor in interest to original landlord and Silver Dollar Mill Creek, Inc. is successor in interest to original tenant.)
		$0.00
Club Hollywood Casino	Commercial Premises Lease, dated March 5, 2007, between Old 99 Property Group, L.L.C. and Hollydrift Gaming, Inc. d/b/a Club Hollywood. Commercial Premises Lease (Parking Lot), dated March 5, 2007, between Old 99 Property Group, L.L.C. and Hollydrift Gaming, Inc. d/b/a Club Hollywood.	$2,386.32	[1]
Renton Casino	Lease Agreement, dated March 8, 2004, between Little Family, LLC and Little Nevada, Inc. Sublease Agreement, dated December 21, 2007, between Little Nevada, Inc. and Ruth Dykeman Children’s Center, as amended by Amendment to Sublease Agreement, effective December 1, 2008.	$0.00
Royal Casino	Commercial Premises Lease, dated December 22, 2006, between Allen and Sharon Hemmat and Royal Casino Holdings, Inc.	$0.00

1 To be allocated between the two leases for Club Hollywood Casino.

Schedule 2.6(b)

Payment of Balance of Base Consideration Amount

1.            If an initial Closing occurs and the Purchased Assets sold to Buyer at such Closing do not include all of the Purchased Assets, then the amount payable by Buyer at such initial Closing pursuant to Section 3.1(b) shall be reduced by the following amount or amounts:

(a)           If the Purchased Assets sold at such initial Closing do not include the Purchased Assets relating to the Sea-Tac Casino, then the amount payable by Buyer at the initial Closing shall be reduced by $4,500,000 (i.e., 40.6540% of the Base Consideration Amount).

(b)           If the Purchased Assets sold at such initial Closing do not include the Purchased Assets relating to the GN Tukwila Casino, then the amount payable by Buyer at the initial Closing shall be reduced by $1,500,000 (i.e., 13.5501% of the Base Consideration Amount).

(c)           If the Purchased Assets sold at such initial Closing do not include the Purchased Assets relating to the Millcreek Casino, then the amount payable by Buyer at the initial Closing shall be reduced by $1,300,000 (i.e., 11.7435% of the Base Consideration Amount).

(d)           If the Purchased Assets sold at such initial Closing do not include the Purchased Assets relating to the Renton Casino, then the amount payable by Buyer at the initial Closing shall be reduced by $299,996 (i.e., 2.7100% of the Base Consideration Amount).

(e)           If the Purchased Assets sold at such initial Closing do not include the Purchased Assets relating to the Royal Casino, then the amount payable by Buyer at the initial Closing shall be reduced by $900,000 (i.e., 8.1301 % of the Base Consideration Amount).

(f)           If the Purchased Assets sold at such initial Closing do not include the Purchased Assets relating to the Club Hollywood Casino, then the amount payable by Buyer at the initial Closing shall be reduced by $2,570,000 (i.e., 23.2159% of the Base Consideration Amount).

(g)           If the Purchased Assets sold at such initial Closing do not include the Purchased Assets relating to the Gaming Consultants, then the amount payable by Buyer at the initial Closing shall be reduced by $1 (i.e., 0% of the Base Consideration Amount).

(h)           If the Purchased Assets sold at such initial Closing do not include the Purchased Assets relating to the Gameco, then the amount payable by Buyer at the initial Closing shall be reduced by $1 (i.e., 0% of the Base Consideration Amount).

(i)           If the Purchased Assets sold at such initial Closing do not include the Purchased Assets relating to the Gaming Management, then the amount payable by Buyer at the initial Closing shall be reduced by $1 (i.e., 0% of the Base Consideration Amount)

2.            If and at each such time as an Extension Closing occurs with respect to the Purchased Assets associated with a Casino or Casinos (or applicable Company or Companies) that were not transferred to Buyer at the initial Closing, then Buyer shall pay to the Receiver, at such Extension Closing and as to each Casino being transferred to Buyer at such Extension Closing, an amount equal to the amount by which the Base Consideration Amount paid to the Receiver at the initial Closing was reduced with respect to such Casino pursuant to Section 1 of this Schedule 2.6; provided, however, that for the avoidance of doubt, the total Base Consideration Amount payable by Buyer pursuant to this Agreement shall not exceed Eleven Million Seventy Thousand Dollars ($11,070,000).

Schedule 3.5(a)

Unaudited EBITDA Amount

Company	Name of Casino/Description of Business	2009 EBITDA ($)
Silver Dollar Mill Creek, Inc.	Millcreek Casino	689,891
Big Nevada, Inc.	Sea-Tac Casino	1,460,417
Hollydrift Gaming, Inc.	Club Hollywood Casino	984,433
Royal Casino Holdings, Inc.	Royal Casino	464,021
Little Nevada, Inc.	Renton Casino	178,238
Golden Nugget Tukwila, Inc.	GN Tukwila Casino	786,632
Gaming Consultants, Inc.	Management Company	(1,185,428)
Gaming Management, Inc.	Management Company	(685)
Gameco, Inc.	Management Company	3,122
Mill Creek Gaming, Inc.	Dormant Company	-
	TOTAL	3,380,641